EXHIBIT 10.13

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made as of July 18, 2007 by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), the employee whose name is set forth on the signature page hereto (“Employee”) and, with respect to Section 2 only, TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (“TDS”).

RECITALS

Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.

Orbitz was a wholly owned direct or indirect subsidiary of TDS prior to an initial public offering (the “Offering”) of Shares (as defined below).

Prior to the Offering, TDS granted a combination of Class B, Class B-1, Class C and/or Class D Interests (the “TDS Equity Interests”) to Employee pursuant to that certain Management Equity Award Agreement dated as of [DATE] (the “TDS Award Agreement”). As a result of the Offering, in accordance with Section 6(c) of the TDS Investor (Cayman) L.P. Second Amended and Restated 2006 Interest Plan and in connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), TDS, Orbitz and Employee desire to adjust, exchange and/or replace the TDS Equity Interests in exchange for the grant of Restricted Stock (as defined below) hereunder and, if applicable, selected other grants made on or about the date hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1.          Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:

“Agreement” has the meaning specified in the Preamble.

“Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).

“Cause” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Employee’s failure substantially to perform Employee’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from the Company by Employee of such failure; provided that it is understood that this clause (A) shall not apply if the Company terminates Employee’s employment because of dissatisfaction with actions taken by Employee in the good faith performance of Employee’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Employee’s duties to the Company, (C) an act or acts on Employee’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Employee’s willful malfeasance or willful misconduct in connection with Employee’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates, or (E) Employee’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.

“Company” has the meaning specified in the Recitals.

[“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” shall mean (A) any material reduction in Employee’s base salary or target bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives); (B) the failure of the Company to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Employee describing the event constituting a Constructive Termination; (C) the primary business office of the Company being relocated by more than 50 miles; or (D) a material and sustained diminution in Employee’s duties and responsibilities as of the date of the Offering.](1)

“Disability” shall have the meaning assigned such term in any employment agreement entered into between the Company and Employee, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Employee shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Employee’s duties under Employee’s employment. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement and any other agreement between the Company and Employee that incorporates the definition of “Disability”.

(1) Only include for CEO.

“Employee” has the meaning specified in the Preamble.

“Grant Date” means the date hereof.

“Offering” has the meaning specified in the Recitals.

 “Orbitz” has the meaning specified in the Preamble.

 “Restricted Stock” has the meaning specified in Section 3.1 below.

“Share” means one share of the common stock, par value $0.01 per share, of Orbitz.

“TDS” has the meaning specified in the Preamble.

“TDS Equity Interests” has the meaning specified in the Recitals.

SECTION 2

TDS EQUITY

2.1.          TDS Equity. Employee and TDS agree that, immediately concurrent with the grant of the Restricted Stock (as defined below) contemplated hereunder, all TDS Equity Interests, whether vested or unvested, shall be extinguished without further payment and shall be of no further force or effect. For the avoidance of doubt, if Employee owns any Class A-2 Interests in TDS or holds any Restricted Equity Units in TDS, those Class A-2 Interests and Restricted Equity Units shall not be modified in any respect under this Agreement.

SECTION 3

GRANT OF RESTRICTED STOCK

3.1.          Grant of Restricted Stock. Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date, [                  ] shares of restricted stock (the “Restricted Stock”). Each share of Restricted Stock granted hereunder shall be a Share which is restricted as to transfer, as provided in this Agreement. Employee shall have no further rights with respect to any share of Restricted Stock that becomes a vested Share or that is forfeited or terminates pursuant to this Agreement or the Plan.

SECTION 4

TERMS OF RESTRICTED STOCK

4.1.          Vesting Schedule.

(a)           Subject to the provisions of this Agreement and the Plan, the Restricted Stock shall vest 5.555% on August 25, 2007, shall vest an additional 8.586% on each subsequent November 25, February 25, May 25 and August 25 through February 25, 2010, and shall become fully vested on May 25, 2010 (if not earlier) (each, a “Scheduled Vesting Date”), provided, however, that no vesting shall occur after the termination of Employee’s employment with the Company for any reason, and any unvested Restricted Stock shall be immediately forfeited without consideration after termination of Employee’s employment with the Company for any reason.

(b)           Notwithstanding any other provision of this Agreement, the Restricted Stock shall become fully vested immediately prior to a Change in Control.

(c)           Notwithstanding any other provision of this Agreement, upon any termination of Employee’s employment with the Company by the Company without Cause, the shares of Restricted Stock that would have become vested had Employee remained employed by the Company through one year from the date of such termination shall become immediately vested as of the date of such termination.

(d)           [Notwithstanding any other provision of this Agreement, upon any termination of Employee’s employment with the Company (A) as a result of death or Disability or (B) by Employee as a result of a Constructive Termination, the shares of Restricted Stock which would have become vested on:

(i)            the next four Scheduled Vesting Dates shall become immediately vested as of the date of such termination if such termination occurs between August 26 and November 25 (inclusive);

(ii)           the next three Scheduled Vesting Dates shall become immediately vested as of the date of such termination if such termination occurs between November 26 and February 25 (inclusive);

(iii)          the next two Scheduled Vesting Dates shall become immediately vested as of the date of such termination if such termination occurs between February 26 and May 25 (inclusive); and

(iv)          the next Scheduled Vesting Date shall become immediately vested as of the date of such termination if such termination occurs between May 26 and August 25 (inclusive).](2)

(e)           The Board may determine at any time before the Restricted Stock expires or terminates that any or all of the shares of Restricted Stock shall become vested at any time.

4.2.          Dividends. Employee shall be entitled to receive dividends which become payable on the Restricted Stock at the time such dividends are paid to other holders of Shares.

(2) One year forward vesting for CEO in the case of involuntary termination, death or disability or constructive termination.

4.3.          Termination of Employment. Subject to Sections 4.1(b), (c) [and (d)](3), if Employee’s employment with the Company terminates for any reason, the Restricted Stock, to the extent not then vested, shall be immediately forfeited without consideration. Restricted Stock so forfeited shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither Employee nor any of Employee’s successors or assigns shall thereafter have any further rights or interests in such shares or certificates. If certificates containing restrictive legends shall have theretofore been delivered to Employee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

4.4.          Limited Transferability. The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of prior to vesting. The Board may in its discretion, cancel all or any portion of any outstanding restrictions prior to vesting.

4.5.          Certificate; Restrictive Legend. Employee agrees that any certificate issued for shares of the Restricted Stock prior to the vesting thereof shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan and an agreement entered into between the registered owner and Orbitz Worldwide, Inc. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

Upon each vesting of shares of the Restricted Stock, the Company shall issue to Employee a stock certificate representing a number of Shares, free of the restrictive legend described above, equal to the number of shares subject to this Restricted Stock award which have vested. If certificates representing such Restricted Stock shall have theretofore been delivered to Employee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended Shares.

4.6.          Forfeiture. Notwithstanding anything herein to the contrary, if the Board determines in good faith that Employee has (i) willfully engaged in misconduct which is materially and demonstrably injurious to the Company; (ii) willfully and knowingly participated in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition; (iii) committed a willful act of fraud, embezzlement or misappropriation of any money or properties of the Company or breach of fiduciary duty against the Company that has a material adverse effect on the Company; or (iv) breached any noncompetition or confidentiality covenants for the benefit of the Company applicable to Employee (including, without limitation, the covenants set forth in Section 5

(3) Include for CEO only.

below) during Employee’s employment or following termination of Employee’s employment, then:

(a)           the Restricted Stock, to the extent not then vested, shall be immediately forfeited without consideration,

(b)           any Restricted Stock which vested within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above and then held as Shares by Employee shall be forfeited and returned to the Company without consideration, and

(c)           in the event Employee has sold or otherwise disposed of Shares issued upon the vesting of any Restricted Stock within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above, Employee shall pay to the Company the greater of (x) any proceeds received from such sale or other disposition, or (y) the fair market value (as determined by the Board in good faith) of such Shares as of the time of Board determination of misconduct or breach.

SECTION 5

NON-COMPETITION AND CONFIDENTIALITY

5.1.          Non-Competition.

(a)           From the date hereof while employed by the Company and for a [two][one](4)-year period following the date Employee ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Employee shall not use his or her status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him or her in the absence of his or her relationship to the Company or any of its affiliates.

(b)           During the Restricted Period, Employee shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates and the Company and its affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Employee; provided, however, that, subject to Section 5.2, nothing herein shall preclude the Company and its affiliates or Employee from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its affiliates from disclosing the fact of any termination of Employee’s employment or the circumstances for such a termination. For purposes of this Section 5.1(b), the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses

(4)Two years for CEO; one year for SVPs.

conducted during or at the termination of Employee’s employment, or then proposed to be conducted, by the Company and its affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services). During the Restricted Period, Employee, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Employee acknowledges that the Company’s and its affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

(c)           During the Restricted Period, Employee, without express prior written approval from the Board, shall not solicit any of the then current Clients of the Company or any of its affiliates or potential Clients of the Company or any of its affiliates with whom Employee has had dealings or learned confidential information within the six (6) months prior to the date Employee ceases to be employed by the Company for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operations of any business intended to compete with the Company or any of its affiliates. For purposes of this Section 5.1(c), the term “Client” means suppliers and corporate clients including but not limited to airlines, hotels and companies with corporate accounts with the Company, but shall not include individual “end-users” or ultimate individual consumers of the Company’s services.

(d)           During the Restricted Period, Employee shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall Employee during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Employee may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates.

(e)           For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f)            From the date hereof while employed by the Company and thereafter, Employee shall not make any disparaging or defamatory comments regarding the Company or, after termination of his or her employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of Employee under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(g)           From the date hereof while employed by the Company and thereafter, upon the Company’s reasonable request, Employee will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during Employee’s employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. Employee will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

(h)           The period of time during which the provisions of this Section 5.1 shall be in effect shall be extended by the length of time during which Employee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(i)            Employee agrees that the restrictions contained in this Section 5.1 are an essential element of the compensation Employee is granted hereunder and but for Employee’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

(j)            It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 5.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.2.          Confidentiality.

(a)           Employee will not at any time (whether during or after Employee’s employment with the Company) (x) retain or use for the benefit, purposes or account of Employee or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company or its affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)           “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c)           Except as required by law, Employee will not disclose to anyone, other than Employee’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its affiliates); provided that Employee may disclose to any prospective future employer the provisions of Section 5 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)           Upon termination of Employee’s employment with the Company for any reason, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its affiliates, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

5.3.          Intellectual Property.

(a)           If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Employee’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Employee hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b)           If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Employee shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c)           Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)           Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)           Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that the Company may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

5.4.          Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 5.

5.5.          Survival. The provisions of this Section 5 shall survive the termination of Employee’s employment for any reason.

SECTION 6

MISCELLANEOUS

6.1.          Tax Issues and Withholding. Employee acknowledges that he or she is relying solely on his or her own tax advisors and not on any statements or representations of the Company or any of its agents. Employee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Company’s obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Employee.

6.2.          Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of the Company or any of its affiliates, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of the Company to terminate Employee’s employment.

6.3.          Stockholder Rights. Subject to the restrictions set forth in the Plan and this Agreement, Employee shall possess all incidents of ownership of the shares of Restricted Stock granted hereunder, including the right to receive dividends with respect to such shares of Restricted Stock, as set forth in Section 4.2 above, and the right to vote such shares of Restricted Stock.

6.4.          Equitable Adjustments. The Restricted Stock shall be subject to adjustment as provided in Section 5 of the Plan.

6.5.          Calculation of Benefits. Neither the Restricted Stock nor any Shares issued upon vesting of the Restricted Stock shall be deemed compensation or taken into account for purposes of determining benefits or contributions under any retirement or other qualified or nonqualified plans of the Company or any employment/severance or change in control agreement to which Employee is a party and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind or any applicable law or regulation now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation. It is specifically agreed by the parties that any benefits that Employee may receive or derive from this Agreement will not be considered as salary for calculating any severance payment that may be payable to Employee in the event of a termination of employment.

6.6.          Remedies.

(a)           The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b)           Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

6.7.          Waivers and Amendments. The respective rights and obligations of the Company and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of the Company and Employee.

6.8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

6.9.          CONSENT TO JURISDICTION.

(a)           EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b)           EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH

NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.14 OF THIS AGREEMENT.

6.10.        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.11.        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

6.12.        Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.

6.13.        Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 6.13), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60606
Attention:  General Counsel
Fax:  (312) 894-4856

If to TDS, addressed to:

TDS Investor (Cayman) L.P.
c/o Travelport Inc.
405 Lexington Avenue, 57th Floor
New York, NY  10174
Attention:  Eric Bock, General Counsel
Fax:  (212) 915-9169

If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after

5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

6.14.        No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

6.15.        Incorporation of Plan; Acknowledgment. The Plan as may be amended from time to time is hereby incorporated herein by reference and made a part hereof, and the Restricted Stock and this Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.

6.16.        Consent. In the course of Employee’s employment, the Company may obtain or have access to certain information about Employee and Employee’s employment, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and service providers as necessary or appropriate, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.

6.17.        Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)           The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)           The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)           This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)           Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, TDS, Orbitz and Employee have executed this Agreement as of the day and year first written above.

Orbitz Worldwide, Inc.

By:
Name: Katherine Andreasen
Title: SVP, Human Resources

EMPLOYEE:

Name:
Address:

Telephone No.
Fax No.
WWID No.

For purposes of Section 2 only:

TDS Investor (Cayman) L.P.

By:
Title: Authorized Signatory

Exhibit A – 2007 Equity and Incentive Plan

(Distributed Separately)